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                                                                   Exhibit 10.12

MEMORANDUM OF AGREEMENT

TO:               John T. Kish, Jr.

FROM:             George H. Conrades

SUBJECT:          Severance Arrangement

DATE:             July 25, 1996



Consistent with the proposed recapitalization of BBN Domain Corporation ("Domain") and the redemption by BBN Corporation ("BBN") of a significant portion of its ownership interest in Domain, you and I have discussed the termination of your position as an officer and employee of BBN in connection with your expanded responsibilities in leading Domain as an independent company.

This Memorandum of Agreement is intended to set forth the understanding reached between you and BBN concerning your termination as an officer and employee of BBN. Both this Agreement and your termination would be effective as of the date of closing (the "Closing Date") under the Stock Purchase Agreement dated as of June 29, 1996 among Domain, BBN, and the ABS Investor Group (the "Stock Purchase Agreement"). In the event that the Closing Date has not occurred prior to September 30, 1996 this Agreement shall be void and of no legal effect.

Through these arrangements, we would like to recognize the valuable contributions and dedicated service you have provided to BBN for the past 2 years.

1.       Termination of Employment Status

Effective as of the Closing Date, you hereby irrevocably (i) resign as Vice President of BBN and all other offices and positions held with BBN or any of its subsidiaries (not including Domain), and (ii) terminate your status as an employee of BBN.

2.       Termination Payments

BBN agrees that in the event your employment with Domain (or any successor in interest, as the case may be) is involuntarily terminated for any reason other than cause within one year following the Closing Date, and if the total severance package paid to you in connection with such termination has a value of less than $270,000, then BBN will pay to you at the time of
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such termination the difference between the value of the severance package paid in connection with such termination, and $270,000.

In addition to any amounts paid under the next preceding paragraph, BBN also agrees to pay you a bonus equal to $135,000 upon and subject to the Closing if we receive the written consent of the ABS Investor Group to the payment to you of such bonus.

As used herein, "involuntary termination" includes voluntary termination by you if and only if (a) you are required to relocate from the Boston Metropolitan Area, (b) you are not provided terms and conditions of employment by Domain (or its successor in interest) which in the aggregate are comparable to your current terms and conditions of employment, or (c) your position with Domain (or its successor in interest) is other than as President or Chief Executive Officer. As used herein, "cause" means your failure to perform (other than by reason of disability) or your material negligence in the performance of your duties and responsibilities for Domain (or its successor in interest), material breach by you of any provision of any agreement between you and Domain (or its successor in interest), or other conduct by you that is materially harmful to the business, interests, or reputation of Domain (or its successor in interest).

Any transfer of employment from Domain to a successor in interest shall not, in and of itself, be deemed to be involuntary termination.

BBN shall deduct from any such payments or any other payments to you hereunder any withholding taxes and other amounts which it is from time to time required to deduct under applicable law.


3.       Forgiveness of Indebtedness

Effective following the Closing Date, the balance due (including principal of $75,000 and accrued but unpaid interest to the date of forgiveness) under your term promissory note to BBN in the original principal amount of $150,000, said note dated August 4, 1994, will be forgiven by BBN, and the note will be marked "canceled" and returned to you.

4.       Relocation Expenses

It is agreed that notwithstanding your voluntary termination of employment with BBN, you are not responsible to return to BBN any relocation expenses (or related tax expenses) paid to you upon joining BBN in 1994.

5.       Vesting and Exercisability of Stock Options/Termination of Employment


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Reference is made to certain Stock Option Certificates between you and BBN, namely, the Stock Option Certificates dated August 17, 1994 for 50,000 shares (the "1994 Stock Options), the Stock Option Certificates dated June 13, 1995 for 15,000 shares (the "1995 Stock Options"), and the Stock Option Certificates dated January 17, 1996 for 675 shares (the "1996 Stock Options"), each under the BBN 1986 Stock Incentive Plan, for an aggregate of 65,675 shares (together, the "Stock Options").

The Stock Options are the only outstanding BBN stock options you currently hold. The 1994 Stock Options are unvested, are at an exercise price of $14.125 per share, and run (subject to certain exceptions) for an option period ending on the earlier of 60 days following termination of your employment or August 17, 2001. The 1995 Stock Options are 25% vested (3,750 shares), are at an exercise price of $18.125 per share, and run (subject to certain exceptions) for an option period ending on the earlier of 60 days following termination of your employment or June 13, 2002. The 1996 Stock Options are vested as to 313 shares, are at an exercise price of $18.125 per share for 625 shares (including the 313 vested shares) and $28.875 for 50 shares, and run (subject to certain exceptions) for an option period ending on the earlier of 60 days following termination of your employment or January 17, 2000 for the 625 shares and January 17, 2001 for the 50 shares.

With the approval of the Compensation and Stock Option Committee, which approval will be sought on July 23, 1996 at a special Committee meeting, vesting of a portion of the 1994 Stock Options will be accelerated such that the 1994 Stock Options will become vested as to 15,000 shares and be exercisable to that extent on the Closing Date, to remain exercisable to that extent by you (or by your executor) through the period 60 days following the Closing Date. The portion of the 1995 Stock Options and of the 1996 Stock Options vested on the Closing Date likewise will remain exercisable to that extent by you (or by your executor) through the period 60 days following the Closing Date.

The portions of the Stock Options which are unvested on the Closing Date will terminate on the Closing Date, without regard to any "severance period" extension. All terms and conditions of the Stock Options shall remain in full force and effect, and shall apply, except as specifically modified herein. BBN also agrees to assist you in the "cashless" exercise of all of your vested BBN stock options, consistent with the terms and conditions of the stock options and applicable rules and regulations.

You also hold 300,000 stock options in Domain pursuant to a Stock Option Certificate dated June 29, 1994. In that you are not resigning from Domain, such options will continue pursuant to their terms and the terms of the Domain option plan. BBN also agrees to arrange with Domain for BBN to fund a supplemental grant by Domain of 25,000 additional stock options in Domain, at an exercise price of $0.61 per share, and otherwise on terms and conditions standard to Domain. BBN will reserve and hold, to offer for redemption to Domain at a price of $0.61 per share, 25,000 shares of the common stock of Domain to permit Domain to fund your exercise of such options.


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6.       Waiver of Claims

In conditions of the agreements, covenants, and conditions contained herein:

(a) You hereby forever release and discharge BBN, its past, current, and future subsidiaries and other affiliates and all of their respective owners, shareholders, officers, directors, employees, agents, successors, and assigns, and all others connected with any of them (referred to collectively herein as the "Company"), both individually and in their official capacities, from any and all suits, claims, debts, agreements, damages, attorney's fees, expenses, liabilities, actions, and any and all claims in law or in equity which you (including your heirs, representatives, and assigns) have had, now have, or might now have under any federal, state, or common law, or any agreements or otherwise, whether now known or unknown, which you ever had, now have, or might now have against the Company, including without limitation those arising directly or indirectly out of your employment with and/or separation from BBN; provided however, that nothing herein shall constitute a waiver of any of your rights or relieve BBN of any of its obligations pursuant to this Agreement or pursuant to indemnification and exculpation rights provided to you pursuant to the articles of organization or by-laws of BBN or any of them or the Directors and Officers liability insurance policy referred to in Section 8 below. You acknowledge that the foregoing release includes, without limitation, a waiver of all rights and claims arising under any and all state and federal employment laws, regulations, or other requirements prohibiting employment discrimination, including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., as amended, and/or other similar laws, except that you are not releasing or waiving any rights or claims for age discrimination or employment discrimination which may arise after the date this Agreement is signed. You promise and agree that neither you nor any of your heirs, representatives, or assigns will ever assert in any forum any cause of action, right, or claim as to which this release of claims may lawfully be applied.

(b) You hereby acknowledge that you have been afforded the opportunity to study and consider this Agreement in full for a period of at least twenty-one days and have been encouraged by BBN to consult with an attorney of your own choosing; that you fully understand the terms and contents of this Agreement, have executed this Agreement freely and voluntarily, without duress, coercion, or undue influence; and that you were advised and understand that you may revoke this Agreement within seven days of its execution and that this Agreement does not become effective or enforceable until expiration of the seven day revocation period.

(c) You agree that payment by BBN in accordance with the terms of this Agreement shall constitute payment in full of any and all sums that are now or might hereafter have become owing to you for services performed during your employment with BBN.

7.       Confidentiality Agreement


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You acknowledge that in the course of your employment with BBN, you have had access to confidential and proprietary information about BBN, its operations, future plans, current or prospective technologies, and other matters, disclosure and/or use of which information to a competitor or in competition with BBN would cause BBN to suffer serious and potentially irremediable loss.

You agree to hold in confidence and not to use or disclose to any person or entity, unless first approved in writing by BBN, any Proprietary Information (as herein defined). "Proprietary Information" shall mean all ideas, knowledge, or information, which is not public knowledge, of any nature whatsoever concerning BBN's business, operations, future plans, current or prospective technologies, contracts, clients, and personnel information. "Proprietary Information" also includes any and all information that BBN receives or has received belonging to customers or others who do business with BBN under an understanding, express or implied, that it would not be disclosed.

You further agree that, since a violation by you at any time of the foregoing confidentiality provisions would cause BBN to suffer severe and irreparable loss, without limiting other remedies, those provisions shall be specifically enforceable against you in any court in Massachusetts.

You further agree that the terms of a certain agreement between you and Bolt Beranek and Newman Inc. entitled "Proprietary Information and Confidentiality Agreement", dated June 20, 1994, shall continue to survive in full force and effect from and after the date hereof.

8.       Benefits

From and after the Closing Date you will no longer be working at BBN as an employee. As you are aware, as a result your benefits will be modified in accordance with BBN personnel policy, the terms of BBN's benefit plans, and any applicable laws and regulations. Except as otherwise expressly provided in this
Section 8 or as otherwise provided in Section 3.8 of the Stock Purchase Agreement, your participation in all BBN benefit plans will cease as of the Closing Date.

Health Insurance

Under the federal law known as COBRA, you may elect to continue your health and/or dental coverage and that of your eligible dependents under BBN's group plan for up to 18 months after a qualifying event (e.g. the date of termination of your employment) by paying required premiums. You will be receiving future information on health benefits, including COBRA. Please remember that, in general, any change in BBN's health benefits during your period of COBRA continuation which is applicable to BBN's employees will also be applicable to you.


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Life and Long Term Disability Insurance

Sun Life Assurance currently allows individuals to convert to whole life insurance without evidence of insurability at the time of termination of employment. Similarly, UNUM permits individuals to convert Long Term Disability coverage to a non-group plan without evidence of insurability upon termination of employment. You will be offered both options, at your own expense, on the Closing Date if the options are then being offered under the relevant provisions of the then-existing policies.

Directors and Officers Indemnification

Your coverage as a former officer under the current BBN Directors and Officers liability insurance policy is not affected by your termination of employment with BBN. So long as the policy covers past officers and directors, this coverage will continue for you. Further, to the extent allowed by law, you shall be entitled to indemnification and exculpation rights currently provided under the articles of organization or by-laws of BBN or any of them to which you are entitled.

BBN Retirement Trust

Your payments under Section 2 above will not be includable as Credited Compensation under the BBN Corporation Retirement Trust, and accordingly you will be eligible for a Retirement Trust contribution only on the regular compensation actually paid to you in fiscal 1996, subject to the relevant provisions of the Retirement Trust Agreement. Following termination of your employment with BBN, you will be entitled to a distribution from the Retirement Trust in accordance with its terms.

Change of Control Arrangement

You acknowledge that the change of control severance arrangement between you and Bolt Beranek and Newman Inc. dated April 27, 1995 has terminated without obligation to BBN as a result of your termination of employment with BBN.

9.       Other

On the Closing Date, you will return to BBN all confidential information and documents, in or on whatever form or media, of BBN or of any of its subsidiaries (not including Domain). After the Closing Date, you will also no longer be entitled to your computer account on Labs-n, access to BBN dial-in lines, use of electronic mail, or access to the Internet via BBN except as may be provided through a transitional services agreement between BBN and Domain entered into on the Closing Date.


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You acknowledge that you will have no accrued but unused vacation due from BBN as of the Closing Date.

It is hereby expressly agreed that the amounts, benefits, and obligations described herein (including the BBN benefits referenced under Section 8 above) constitute the whole and total amount owing or to be paid to you by BBN and there are no further amounts, benefits, or obligations owing to you other than those described herein.

If any part of this Agreement shall be held to be unenforceable by any court of competent jurisdiction, the unenforceable provision shall be deemed amended to the least extent possible in order to render it enforceable and the remainder of the Agreement shall remain in full force and effect.

It is specifically understood by you that BBN will make public this Agreement and its terms consist with or as required by law, including filing a statement of the terms hereof with the U.S. Department of Labor, and disclosing the Agreement and its terms in public filings under the Securities Exchange Act of 1934.

This Agreement constitutes the entire agreement between you and BBN, and replaces all prior agreements, communications, and understandings (including, without limitation, the April 17, 1996 letter agreement between BBN and you) concerning your employment and its termination and all matters relating thereto, excluding only the Stock Option Certificates as modified by this Agreement, the Proprietary Information and Confidentiality Agreement referred to herein, and the Stock Purchase Agreement and related agreements. This Agreement may only be amended by a writing, signed by you and an authorized representative of BBN.

This Agreement shall be governed by Massachusetts law, without regard to choice of law principles.

You hereby acknowledge that this Agreement is your own free, voluntary, and knowing act and deed. Please indicate your agreement and acceptance of the terms of this Memorandum of Agreement by signing below.


BBN CORPORATION


By:   /s/ George H. Conrades
      -------------------------------
         George H. Conrades


Accepted and Agreed:


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    /s/ John T. Kish, Jr.
    ---------------------------------
      John T. Kish, Jr.


Dated: July 25, 1996


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